MASTERWORKS

Launching Now

GEORGE CONDO



PREVIOUS EXIT: 39.3% IRR[1]

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A PROVEN COMPOSITION BY CONDO

A similar Masterworks owned Condo achieved a **39.3% Net IRR**, after all fees, to investors.[1]



New Masterworks Offering


MASTERWORKS EXIT

Similar Condo Work Sold For A 39.3% Net IRR[1] (2021)

Our new offering showcases Condo's sought-after **"Psychological Cubism"** style, using Picasso's cubist perspective theory to express diverse psychological states in one moment.

20.8% SIMILAR SALES APPRECIATION

Works similar to our offering have appreciated at an **Annualized Rate of 20.8%** based on data from 2014-2022.[2]



$4M
$3M
$2M
$1M
2014
2015
2016
2017
2018
2019
2020
2021
2022

STRONG COMPETITION FOR WORKS

In 2022-2023, Condo's average painting price surged by 32%, evident from a recent bidding war between **Kim Kardashian and Tom Brady** at Christie's.[3]


136



"THE MARKET FOR HIS WORKS HAS SOARED"



Condo, Now 63 years Old, Has Become Renowned For His Distinctive Way Of Rendering The Human Form

CNN


travisscott
On sale Thursday
Travisscott.com
WHERE TF IS HOUSTON
Liked by
2,590,337
AUGUST 29


sothebys
Liked by
5,377
NOVEMBER 15, 2020

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Important Disclosures

This communication is brought to you by Masterworks Administrative Services. The content is not intended to provide legal, tax, or investment advice.

More information on the Offering Circular can be found at sec.gov

1. "IRR" refers to the annualized internal rate of return, or Net Annualized Return, net of all fees and costs, to holders of Class A ordinary shares from the primary offering, calculated from the final closing date of such offering to the date the sale is consummated. Masterworks sells artwork opportunistically and therefore the actual returns achieved by investors in select issuers that have sold a painting are not indicative of the investment performance of shares offered by the majority of other Masterworks issuers that have not yet sold a painting and past performance is not indicative of future performance. Masterworks 016 was sold on December 1, 2021.

2. The chart above captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by George Condo with the following criteria: all Psychological Cubist Drawing Painting portraits on canvas from 2008 to present, 30 inches by 30 inches and 90 inches by 90 inches in size, excluding portraits with predominantly monochromatic palettes and portraits with more than three discernible figures. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth above is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table above, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 20.8% CAGR implied from selected sales occurring from February 13, 2014 to March 2, 2022.

3. "In 2022-2023, Condo's average painting price surged by 32%" — This statement is based on publicly available data on Artprice.com as analyzed by Masterworks' internal research team.